[Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

DATED
SEPTEMBER 15, 2010

LA SERENA TECHNOLOGIES LIMITED

and

SOCIEDAD CONTRACTUAL MINERA WHITE
MOUNTAIN TITANIUM

SUB-LICENSE AGREEMENT

THIS SUB-LICENSE is made on September 15, 2010 and takes effect as of the Effective Date (as defined below).

BETWEEN:

LA SERENA TECHNOLOGIES LIMITED, having its registered office at Rooms 2201 – 03, 22nd Floor, World-Wide House, 19 Des Voeux Road, Central, Hong Kong, hereinafter referred to as the “Licensor”

and

SOCIEDAD CONTRACTUAL MINERA WHITE MOUNTAIN TITANIUM, having its registered office at Augusto Leguia 100, Oficina 812, Las Condes, Santiago, Chile, hereinafter referred to as the “Sub-Licensee”

RECITALS:

(A)	The Licensor is a private Hong Kong company.

(B)
The Sub-Licensee is a wholly-owned Chilean subsidiary of White Mountain Titanium Corporation, a U.S. corporation formed under the laws of the State of Nevada (“WM Parent”), the common stock of which is traded in the over-the-counter market on the OTC Bulletin Board.

(C)
The Licensor has obtained from the Master Licensor the exclusive worldwide license for the technology relating to a process for the electrolytic extraction of titanium concentrate to produce sponge titanium metal (including certain Know-how, as defined in this Agreement) for the purpose of developing and commercialising such technology.

(D)
Licensor wishes to sub-license this technology for such purpose and is entering into this Agreement (1) for the purpose of sub-licensing the technology and obligations to the Sub-Licensee; and (2) for payment by Sub-Licensee of royalties and other sums to the Licensor in connection with the exploitation of the technology.

(E)	The Licensor has agreed to sub-license such technology to the Sub-Licensee solely for titanium metal located on the Sub-Licensee’s project in Chile.

IT IS AGREED as follows:

1	DEFINITIONS

1.1	In this Agreement:

(a)	“Associate” means in respect of either Party:

(i)	any firm or body corporate in which, at the time in question, such Party directly or indirectly:
owns more than half the capital or half of the business assets (calculated by reference to the values ascribed in the most recent audited accounts available at that time); or

has the power to exercise more than half the voting rights; or

has the power to appoint more than half the members of the supervisory board, board of directors or bodies legally representing such firm or body corporate; or

has the right to manage the business of such firm or body corporate;

(ii)	any person, firm or body corporate which, at the time in question, directly or indirectly has in or over such Party the rights or powers listed above (a “controller”); and

(iii)	any firm or body corporate in which, at the time in question, a controller directly or indirectly has the rights or powers listed above;

(b)
“Calendar Quarter” means a period of three (3) consecutive calendar months starting from the Effective Date but, if the Effective Date falls on a date other than the first day of a calendar month, then the first “Calendar Quarter” shall be the period starting on the Effective Date and ending on the last day of the second calendar month falling consecutively after the calendar month in which the Effective Date falls, and subsequent “Calendar Quarters” shall be identified accordingly.

(c)	“Change of Control” means:

(i)
as a result of a transaction or arrangement effected after the Effective Date, any “person” (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Sub-Licensee under an employee benefit plan of the Sub-Licensee, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Sub-Licensee, or the WM Parent or any other Associate standing from time-to-time between the Sub-Licensee and the WM Parent (collectively “Group”) representing 15% or more of (A) the outstanding shares of common stock of any member of the Group; or (B) the combined voting power of the then-outstanding securities of any member of the Group;

(ii)
as a result of a transaction or arrangement effected after the Effective Date, any two or more persons (with “person” as defined above and subject to the trustee/fiduciary exception above) intentionally acting together; or, acting with the intention or effect that they will or do:

a.
combine their voting and other activity in relation to any member of the Group to the effect that such combination controls, directly or indirectly, securities of such Group Member representing 15% or more of (A) the outstanding shares of common stock of such Group member, or (B) the combined voting power of the then-outstanding securities of such Group member; or,

b.
collectively, become the “beneficial owners” (as defined above), directly or indirectly, of securities of such Group Member representing 15% or more of (A) the outstanding shares of common stock of such Group member, or (B) the combined voting power of the then-outstanding securities of such Group member;

(iii)
any member of the Group is subject to a merger or consolidation, or series of related transactions (“Event”), which results in the voting securities of the Group member outstanding immediately prior to the Event ceasing to represent at least thirty (30%) percent of the combined voting power of the voting securities of such Group member or any surviving or other entity outstanding immediately after the Event;

(iv)
the sale or disposition of the legal or beneficial title to all, or substantially all, of the assets of the Group; or, consummation of any transaction, or series of related transactions, having the same or similar effect;

(v)
there occurs a change in the composition of the Board of Directors of the Sub-Licensee or any other member of the Group within a two-year period from the Effective Date, as a result of which and after such change, fewer than a majority of the directors of such entity are the same as the incumbent directors as at the Effective Date;

(vi)	the dissolution or liquidation of the Sub-Licensee or any other member of the Group; or,

(vii)	any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

(d)	“Effective Date” means 30th September, 2010;

(e)
“Gross Receipts” means the greater of: (i) the total gross sales price charged by the Sub-Licensee for the Product sold by or for the Sub-Licensee in the relevant period; or, (ii) in respect of any relevant period, the weekly price of sponge titanium, as published on the Internet by Metalprices.com at www.metalprices.com, for the week in which the relevant sale is made, multiplied by the amount of the Product sold, by or for the Sub-Licensee, or, if such service is not available, as computed by a similar recognized quotation service.

(f)
“Improvement” means any change in, development of or improvement and/or modification to the Know-how and/or the Process (whether patentable or not) including (without limitation) any change, development, improvement or modification which makes the Process more efficient or adaptable made or acquired by the;

(i)	Sub-Licensee or any sub-sub-licensee (the “Licensee’s Improvements”); or

(ii)	Licensor, otherwise than as a Licensee’s Improvement (the “Licensor’s Improvements”), to the extent the Licensor is free to license the same in accordance with the terms of this Agreement;

(g)
“Intellectual Property” means all registered designs and applications and the right to apply for any of them in any country of the world, design rights, copyright (including any copyright subsisting in any computer software, including source codes) and typographical rights, database rights, and any other intellectual property right subsisting in any country in the world but excluding patents or patent applications (including the Patent Application) and trade marks or equivalent rights;

(h)	“Intellectual Property Rights” means the legal and equitable rights to exploit the Intellectual Property and Know-how solely in connection with titanium metal;

(i)
“Know-how” means all , know-how, designs, plans, specifications, calculations, formulae, process information, research papers, samples, feedstock materials, technical information, knowledge and data relating to the Process or the Products and the manufacture thereof in the possession of the Licensor as at the date of this Agreement and which it may lawfully communicate to the Sub-Licensee;

(j)	“Master License” means the license granted to the Licensor by Master Licensor pursuant to the agreement dated 15 September, 2010, between such parties.

(k)	“Master Licensor” means Chinuka Limited, a private U.K. company.

(l)	“Milestone” means the milestones set out in Schedule 2;

(m)	“Party” means the Licensor or the Sub-Licensee as appropriate and “Parties” means the Licensor and the Sub-Licensee;

(n)	“Patent Applications” means the patent applications identified in Schedule 1, together with all other applications for patents based on those applications;

(o)	“Process” means the process of electrolytic extraction of titanium concentrate or any alloys to produce sponge titanium metal as set forth in the Patent Applications;

(p)	“Product” means sponge titanium metal or any associated titanium alloys as well as any other materials produced from the Technology from titanium metal;

(q)	“Project” means the Cerro Blanco titanium mining project of the WM Parent located in Chile;

(r)	“sale” means a sale or any other transaction by which the owner of goods or rights parts with possession of them, and “sell” shall have a cognate meaning;

(s)	“Technology” means the Intellectual Property Rights and Process as licensed to the Sub-Licensee hereunder together with any Improvements licensed by the Licensor to the Sub-Licensee hereunder;

(t)	“Term” means the period from the Effective Date until termination of this Agreement in accordance with Clauses 21 or 22; and

(u)	“University” means the University of Cambridge, England.

1.2
References to “all reasonable endeavours” shall mean to use all such reasonable efforts as a prudent reasonable person in the position of the party in question, and anxious in their own interests (and for these purposes it shall be deemed to be that party’s own interests so to achieve that objective), to achieve the objective in question, would use;

1.3	References to clauses and schedules are to the clauses hereof and the schedules hereto;

1.4	Words importing the masculine, feminine or neuter genders include the other genders;

1.5	Words in the singular include the plural and vice versa;

1.6	References to individuals shall include firms and corporations and vice versa; and

1.7	A reference to a statute or statutory provision includes any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it.

2	TECHNOLOGY SUB-LICENSE

2.1
The Licensor hereby grants to the Sub-Licensee subject to the provisions of this Agreement, the non-exclusive, non-transferable, non-assignable right and license to use, apply, exercise, or otherwise exploit the Technology in connection with and for the manufacture of the Product created from, and only from, the Project.

2.2	The Licensor hereby grants to the Sub-Licensee subject to the provisions of this Agreement the non-exclusive limited license to the use of the “Chinuka” name and any related logo.

2.3
During the Term, the Sub-Licensee shall not, without the prior, written consent of the Licensor (such consent not to be withheld or delayed unreasonably) grant to any other person a license or other right to do anything specified within Clauses 2.1 and 2.2 above.

3	[RESERVED]

4	EXPLOITATION - SUPPLEMENTARY PROVISIONS

4.1
The Sub-Licensee agrees to use all reasonable endeavours to use the Technology to produce and sell Product from the Project for cash consideration and to exploit the rights granted  in respect of the Technology on the Project;

4.2
The Sub-Licensee shall report at the same time as the Royalty Statement (as defined in and required by Clause 7.1) at least once every 3 (three) months, and otherwise when reasonably requested, on the steps which have been and are being taken to exploit the Technology as required by this Agreement, together with the Sub-Licensee’s plans for other or further exploitation of the Technology, and showing that it is complying with its obligation under Clause 4.1.

4.3
The Sub-Licensee shall not, in whole or part and whether in law or equity, assign; or otherwise transfer; or, otherwise distance itself from, its legal and/or equitable rights in the Technology granted hereby.

[Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

4.4
This Agreement shall be subject to all provisions of the Master License affecting sub-licenses granted pursuant to the Master License.  Sub-Licensee acknowledges receipt of a copy of the Master License and agrees to maintain the confidentiality of the terms and provisions of the Master License in accordance with the provisions of Clause 17 below.

4.5
Sub-Licensee shall not do anything which does, will or reasonably might put the Licensor into breach of the Master License and the Sub-Licensee shall, at Licensor’s request indemnify and hold harmless Licensor accordingly.

4.6	If there is any conflict or discrepancy between the terms of this Agreement and the terms of the Master License, then the terms of the Master License shall prevail.

5	[RESERVED]

6	ROYALTIES

6.1	The Sub-Licensee shall pay as a royalty to the Licensor *% (* percent) of Gross Receipts generated from the Project after the end of the first Calendar Quarter following the Effective Date.

6.2
The Sub-Licensee shall pay an initial royalty to the Licensor of 4,000,000 shares of common stock of WM Parent to be held and disbursed in accordance with the term and conditions of the Escrow Deed set forth in Schedule 3.

7.           ROYALTY STATEMENTS, PAYMENTS, AND AUDIT

7.1	[Reserved]

7.2
Sub-Licensee shall deliver to Licensor, at its offices in Hong Kong, or to such other address as Licensor may direct, on or before the 15th (fifteenth) day following the end of each Calendar Quarter during the Term and on the fifteenth (15th) day of the month following termination or expiration of this Agreement, a complete and accurate statement (the “Royalty Statement”) of the amount of Product produced from the Project for the immediately preceding Calendar Quarter, or portion thereof, during the Term (the “Royalty Period”).

The Royalty Statement shall also: (i) show the amount (if any) of royalty earned and payable by the Licensor in the Royalty Period; and (ii) be certified as accurate by an officer of Sub-Licensee and shall include such additional information as Licensor may from time to time reasonably request.  The Royalty Statement shall be furnished to Licensor whether or not any Product was produced during the Royalty Period, and whether or not royalties have been earned by Licensor during the Royalty Period.  Royalty Statements shall be in a form reasonably acceptable to Licensor.

7.3
Royalty payments shall become due when the Sub-Licensee has been paid for the Product upon which the royalty has been earned.  The amount shown in each Royalty Statement as being due to the Licensor shall be paid simultaneously with the submission of the Royalty Statement.  All amounts payable to Licensor by Sub-Licensee shall be submitted to the Licensor’s order.

7.4
The receipt and/or acceptance by Licensor of any Royalty Statements or royalties paid hereunder to Licensor, or the cashing of any royalty checks paid hereunder, shall not preclude Licensor from questioning the correctness of the Royalty Statement or the amounts paid; provided that Sub-Licensee is notified in writing within 30 (thirty) business days following the issuance of the Royalty Statement by Sub-Licensee or receipt of the royalty payment by Licensor, whichever shall be later.  In the event that any inconsistencies or mistakes are discovered in the Royalty Statements or payments, and Sub-Licensee is duly notified, they shall immediately be rectified by Sub-Licensee and the appropriate payment shall be made by Sub-Licensee.  In the event Sub-Licensee shall discover a mistake resulting in an overpayment in any Royalty Statement, it shall be allowed to offset such amount in the next Royalty Statement and payment made to Licensor.

7.5	All cash payments made hereunder shall be in U.S. Dollars unless otherwise specifically agreed upon by the Parties.

7.6
Interest at a rate of 8% (eight percent) per annum shall accrue on any amount due to the Licensor hereunder from and after the date upon which the payment is due and payable until the date of receipt of payment.  The same interest rate shall apply to any amount due from the Licensor to the Sub-Licensee hereunder.

7.7
Sub-Licensee agrees to keep accurate books of account and records at its principal place of business covering all transactions relating to the license granted herein and pertaining to the items required to be shown in the Royalty Statements to be submitted pursuant hereto, including without limitation, invoices, correspondence, banking, financial, and other records (“Records”).  Licensor and its duly authorized representatives shall have the right, upon 5 (five) days’ written notice, during normal business hours, to audit such Records and to make copies and extracts thereof.  Such audit shall be for the sole purpose of determining whether and to what extent all royalties have been paid, in full and as and when payable under this Agreement.  In the event that any such audit reveals an underpayment by Sub-Licensee, Sub-Licensee shall within 30 (thirty) days after receiving written notice from Licensor, and provided that Sub-Licensee has not then raised a bon fide objection to such finding, remit payment to Licensor in the amount of such underpayment, plus interest calculated from the date such payment(s) were actually due until the date such payment is actually made.  In the event that any such underpayment is greater than one hundred thousand Dollars ($100,000), Sub-Licensee shall reimburse Licensor for the reasonable costs and expenses of such audit, up to a total of $25,000, inclusive of VAT.  In the event such audit shall reveal a mistake resulting in an overpayment in any royalty payment, Sub-Licensee shall be allowed to offset such amount in the next Royalty Statement and payment made to Licensor.  Following such an audit, any disagreement by either Party as to the amount owed shall be resolved by arbitration as set forth in Clause 30 hereof.

7.8	Unless fraud is alleged, the Licensor may only conduct one audit of Records in any twelve month period.

7.9
All Records shall be retained by Sub-Licensee for at least 6 (six) years; and, the final audit of Records may be conducted by or for the Licensor at any time within 1 (one) year after the expiration or termination of this Agreement.

8	[RESERVED]

9	DISCLOSURE OF TECHNOLOGY

9.1
To the extent that, at the Effective Date, the Process and Technology have not been fully disclosed to the Sub-Licensee, the Licensor shall disclose the same to Sub-Licensee as soon as reasonably practicable after the Effective Date.

9.2
The Licensor shall respond promptly to all requests for an explanation or clarification relating to information disclosed under Clause 9.1. The Sub-Licensee hereby agrees to exercise any such requests reasonably and, unless exceptionally necessary, not more than 4 (four) times in any one year.

9.3
The Sub-Licensee hereby acknowledges that any information or data forming the whole or part of the Technology which has been obtained by it prior to the Effective Date and identified in accordance with Clause 16.3 shall be deemed to have been furnished under the provisions of this Agreement.

10	COSTS & EXPENSES

10.1	Each of the Parties shall be responsible for its own costs and expenses in connection with the negotiation and formation of this Agreement.

11	MARKING

11.1
The Sub-Licensee shall identify the Process in all publicity and promotional material as the “Chinuka Titanium Metal Process” or such other names acceptable to the Licensor, and shall, where appropriate in promotional material, include a reasonably prominent reference to the process being invented at the University.

11.2
All goodwill and other rights in the name referred to in Clause 11.1 or such other names as may be adopted by agreement between the Parties shall vest in the Licensor and to the extent any such rights may be acquired by the Sub-Licensee, the Sub-Licensee shall hold the same in trust for the Licensor and shall, at the Licensor’s request and cost, execute such assignment or other document, instrument or transfer as the Licensor may require in order to vest in it absolutely all such rights.

11.3	The Sub-Licensee shall mark with such patent markings as may be desirable for assuring or enhancing the patent protection afforded to the Technology.

12           EXCHANGE OF FUTURE TECHNOLOGY

12.1
The Licensor and the Sub-Licensee undertake that they will promptly disclose to the other any Improvements arising at any time until the end of the Term. To the extent any Improvement is acquired by either Party from a third party, the obligations under this Clause 12 shall be subject to any restrictions imposed by such third party on use, or disposal, or otherwise in relation to such Improvement.

12.2	The Sub-Licensee shall have an exclusive license during the Term to develop, operate, use, apply, exercise or otherwise exploit the Licensor’s Improvements in or as part of carrying out the Process.

12.3
The Licensor shall have a non-exclusive, royalty free license during the Term to use the Sub-Licensee’s Improvements to which Clause 12.1 applies for the purpose of research carried out by or in conjunction with the any academic institution(s).

12.4
The Licensor shall, in addition, have a non-exclusive license during the Term, to use and exploit the Sub-Licensee’s Improvements during the Term and thereafter in application with any other metal not covered by the license granted pursuant to this Agreement. The Licensor’s license shall be

12.4.1	royalty free in respect of any Improvement during the Term; and

[Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

12.4.2    following the end of the Term, subject to payment of:

(i)	*% (*percent) of the royalty or other payments received by the Licensor in connection with the use, in whole or part, of such Improvement, and

(ii)	a reasonable royalty for the Licensor’s own use pursuant to this license in respect of any Improvement.

In the event of any dispute as to the amount received by the Licensor which is attributable to an Improvement, or the amount of any reasonable royalty, the matter shall be settled in accordance with Clause 31.

12.5
In relation to any Improvements exchanged hereunder which may be susceptible of patent or like registered protection, each Party shall: (i) promptly inform the other and keep informed in writing all of the things done by it to obtain such patent protection; and, (ii) not abandon or cease to maintain any application or patent relating to any Improvement or authorise any sub-sub-licensee to do so without giving the other at least one month’s prior written notice of any intention to do so or such lesser notice as circumstances outside the control of the Party, and if such notice is given, shall at the written request of the other maintain any such application or patent at the expense of the other upon terms to be agreed by the Parties in writing. The Parties undertake to negotiate such terms without delay and on a reasonable and fair commercial basis.

13	WARRANTIES

13.1
(a) The Licensor warrants that as at the Effective Date, it does not know (having made reasonable enquiry) of any litigation or adverse claims, whether instigated or threatened, concerning the Technology; and, does not know (having made reasonable enquiry) of any circumstances which will, or are likely to, give rise to any such litigation or claims.

(b) The Licensor warrants that the Technology does not, and during the Term shall not, infringe the intellectual property, or other, rights of any third party; and, without prejudice to the generality of the foregoing, further warrants that the Process can be used during the Term, without causing or creating any such infringement, for the electrolytic extraction of titanium concentrate to produce sponge titanium metal.  This warranty shall be deemed given by the Licensor to the Sub-Licensee in respect of each Improvement, as at the date on which such Improvement is delivered to the Sub-Licensee.

(c) The Licensor does not warrant that the use of the Technology in conjunction with any other technology will not, as a result of such combination, infringe the intellectual property or other rights of any third party.

(d) The Licensor does not warrant the nature, quality or quantity of Products produced using the Technology, either alone or in combination with other technology.

(e) The Licensor shall indemnify and hold harmless the Sub-Licensee and its Associates against any and all claims made against the Sub-Licensee and/or its Associates to the extent that such claims arise from or as a result of breach of the foregoing warranties, or any of them.

13.2	The Licensor further warrants to the Sub-Licensee that:

13.2.1	it has full power and authority under its constitution and has taken all necessary action and has obtained all authorisations, consents and approvals to execute and perform this Agreement;

13.2.2	the supply of the Technology hereunder and the use of the Technology in the form in which it is supplied does not infringe the copyright or rights in confidential information of any third party;

13.2.3	it has not charged or otherwise encumbered any of the Technology; and

13.2.4
the Licensor has not disclosed any substantial or material part of the Technology other than in confidence pursuant to a written confidentiality agreement or to a Patent Office in pursuance of a patent application.

13.2.5	the Patent Applications are free from all liens, charges or other interests or encumbrances;

13.2.6
the Licensor has not, prior to the Effective Date, entered into any agreement, arrangement, joint venture, collaborative project or other dealing whatsoever with any other person or body which would prevent it from lawfully granting the license hereunder;

13.2.7	as of the Effective Date

(i)	the Master License is in full force and effect and there are no known grounds upon which it may be terminated or otherwise materially changed to the detriment of the Sub-Licensee;

(ii)	the Master Licensor is the sole applicant for the Patent Applications;

(ii)	such Patent Applications are still subsisting;

(iii)	such Patent Applications are not subject to any formal opposition proceedings in any patent office;

(iv)	all relevant renewal or other fees in respect of such Patent Applications have been paid on their respective due dates for payment;

(v)
to the best of the Licensor’s knowledge and belief, neither the Licensor nor the Master Licensor has done or omitted to do, or is aware of, any act by it that will prevent the patents being granted on such Patent Applications; and,

(vi)	all costs, fees and other charges required for the maintenance and protection of any patents derived from the Patent Applications and/or the Technology shall be paid by the Licensor.

14	ENFORCEMENT OF RIGHTS

14.1
Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of the Patent Applications or any resulting patent, Intellectual Property or other rights in or over the Technology.

14.2
The Licensor shall take all necessary legal or other action against any third party to prosecute, enforce and maintain the Patent Applications and all patents resulting from the Patent Applications, and the Technology at its sole expense.

14.3
The Sub-Licensee shall agree to be joined in and to provide all reasonable assistance in relation to any such legal action subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability and shall have the right to be separately represented by its own counsel at its own expense.

14.4
Before starting legal action in accordance with Clause 14.2 or agreeing to any settlement, the Licensor shall consult the Sub-Licensee and shall take into account the Sub-Licensee’s reasonable requests and recommendations.

15	[RESERVED]

16	PROTECTION AND OWNERSHIP OF RIGHTS

16.1
Nothing herein shall grant any rights, other than as expressly set out in Clauses 2, 5.1, and 12.2, 12.3 and 12.4, in or transfer any rights of ownership in the Technology to the Sub-Licensee.  Ownership of the Technology and the Patent Applications shall remain vested exclusively in the Master Licensor.

16.2	Any Know-how which is disclosed or made available by or on behalf of any educational institution shall be deemed to have been made available by the Master Licensor.

17	CONFIDENTIALITY

17.1
Each Party (the “recipient party”) shall keep confidential all business and trade secrets, methods of doing business, customer lists and other information and material obtained from the other (the “disclosing party”) in connection with this Agreement including (without limitation) the Know-how. Each Party undertakes not to disclose any such material or information to any third party other than:

17.1.1	Sub-licensees; and

17.1.2
the recipient party’s customers or prospective customers for the Products or prospective sub-sub-licensees who require such disclosure where bona fide necessary for an evaluation or instruction in the use of the same and who have first signed a confidentiality agreement in such form as the disclosing party may reasonably require.

17.2
The recipient party will limit disclosure to the responsible officers and employees of the recipient party who require such disclosure where bona fide necessary for the proper performance of their duties and who are subject to appropriate enforceable obligations of confidence.

17.3
The recipient party undertakes to take all reasonable steps both to minimise the risk of disclosure of such confidential information by employees and others and to enforce such confidentiality agreements in case of need.

17.4	The obligations of confidentiality under this Clause 17 shall not apply to any information or material which the recipient party can prove was:

17.4.1	already known to it prior to its receipt thereof from the disclosing party;

17.4.2	subsequently disclosed to it lawfully by a third party who did not obtain the same (whether directly or indirectly) from the disclosing party;

17.4.3
in the public domain at the time of receipt by the recipient party or has subsequently entered into the public domain other than by reason of the breach of the provisions of this Clause 17 or any obligation of confidence owed by the recipient party or by Sub-licensees to the disclosing party;

17.4.4
independently generated by or for the receiving party by persons having no direct or indirect access to similar information or material supplied by the disclosing party. In such a case the receiving party shall, on request from the disclosing party, provide to the disclosing party or (where the recipient reasonably objects to disclosure to the disclosing party) to an independent third party nominated by the disclosing party all information and documents reasonably required by the disclosing party to satisfy itself that the development was independent.

18	FURTHER ACTIONS

18.1
At any time after the Effective Date the Parties shall, and shall use all reasonable endeavours to, procure that any necessary third party shall execute such documents and do such acts and things as the Sub-Licensee may reasonably require for the purpose of giving to the Sub-Licensee the full benefit of all the provisions of this Agreement.

18.2
Each Party shall at the request and cost of the other execute any further documents of a formal nature and do any further acts or things by way of formalities which may be necessary or desirable to give effect to this Agreement in any country.

19	LIABILITY

19.1
The Sub-Licensee acknowledges that the Technology is at a development stage. Save as provided in Clause 13 (Warranties), no warranties express or implied, whether by statute, custom or usage or otherwise are made in relation to any information or the performance of any product or process made hereunder or in accordance with the Technology. Subject to the warranty given in Clause 13, the Sub-Licensee uses the Technology at its own risk.

19.2
Save as provided in Clause 13, the Licensor shall not be liable for any loss or damage of whatsoever nature and howsoever caused arising out of the use of any information or data by or with the authority of the Sub-Licensee, or the provision by the Licensor of any services (whether as advice, information or articles or otherwise) to the Sub-Licensee hereunder and the Sub-Licensee shall indemnify the Licensor against and hold it harmless in respect of any claim or action made or taken against the Licensor in respect thereof.

19.3
Except for liability arising under the warranties given in Clause 13, under no circumstances shall the Licensor be liable for any indirect, special or consequential loss, or for any loss of profits, revenue or reputation, arising out of or in connection with the use, by the Sub-Licensee of any information or designs provided by or on behalf of the Licensor hereunder.

19.4
Except for liability arising under the warranties given in Clause 13, under no circumstances shall the aggregate liability of the Licensor to the Sub-Licensee for any loss or damage howsoever caused under or in connection with this Agreement exceed in the aggregate $400,000.

19.5
Nothing in this Clause 19 shall exclude any liability of the Licensor in respect of any personal injury or death resulting from the Licensor’s negligence; and, nothing in this Clause 19 shall exclude or limit any liability of the Licensor for any fraudulent misrepresentation.

19.6
The exclusion of liabi1ity and indemnity in this Clause 19 and Clause 20 are entered into on behalf of and shall also apply in favour of any persons involved in the development of the Process, and the Licensor holds the benefit of these provisions, so far as applicable to them, in trust for each such person.

19.7	The provisions of Clauses 19.2 and 19.6 and Clause 20 shall apply (mutatis mutandis) for the benefit of the Sub-Licensee in relation to any Improvements made available to the Licensor hereunder.

19.8	In this Agreement, where one Party undertakes to indemnify the other the:

19.8.1
indemnified Party shall notify the indemnifier as soon as possible after it becomes aware of a claim by a third party, or some other act or circumstance which may give rise to a claim under the indemnity, and shall keep the indemnifier fully informed of any developments in relation to such a claim, act or circumstance; and

19.8.2
indemnity shall be conditional on the indemnified Party (i) defending, settling and otherwise dealing with the claim, act or circumstance as the indemnifier shall reasonably direct (including lending its name, subject to sufficient security for any liability it may incur) to any proceedings and (ii) making no admission of liability or otherwise without the prior written consent of the indemnifier.

19.9	Nothing in this Clause 19 shall excuse the Licensor or Sub-Licensee from performance of any of its obligations under this Agreement.

19.10
Notwithstanding any other provision to the contrary, the Parties expressly waive any claim or action either may have against the University arising out of use or exploitation of the Technology and any loss, damage or expense whatsoever which either Party may suffer or incur through the use or exploitation of the Technology.  The University shall have the right to enforce the provisions of this Clause 19.10.

20	INDEMNITY
20.1
Sub-Licensee shall indemnify and hold harmless Licensor and its Associates against any and all claims, of whatsoever nature which are made against Licensor and/or its Associates and which arise from any act or omission by Sub-Licensee, or its Associates or its or their contractors and sub-contractors, in the course of producing (or attempting or preparing to produce), selling or otherwise dealing with Product.

21	TERM

21.1.1	This Agreement shall commence on the Effective Date and shall continue until terminated according to Clause 22.

22	TERMINATION

22.1	This Agreement may be terminated forthwith by either Party (the “first party”) by written notice to the other in the event of one or more of the following if the other:

22.1.1
goes into liquidation (other than voluntary liquidation for the purpose of a bona fide reconstruction or amalgamation the terms of which have been approved in advance by the first party in writing) or is dissolved or struck off;

22.1.2
is unable to pay its debts as they mature or suffers the appointment of a receiver, administrative receiver or administrator (or any similar official or process under the law of its domicile or place of incorporation) of the whole or any part of its assets or is the subject of any insolvency proceedings; or

22.1.3
is in material breach of any of the provisions of this Agreement and fails to remedy such breach (where it is capable of being remedied) within 60 (sixty) days of a notice from the first party so to do.

22.2	This Agreement may be terminated forthwith by the Licensor by written notice to the Sub-Licensee if:

(a) there is a Change of Control; or,

(b) the Sub-Licensee disposes of all, or substantially all, of its business and/or assets to any person, firm or corporation,

In each case, otherwise than with the prior written approval of the Licensor, with such approval not to be withheld or delayed unreasonably.

In each case, the termination shall be effective upon delivery of a written termination notice from the Licensor to the Sub-Licensee.

22.3
This Agreement may be terminated forthwith by Licensor by written notice to the Sub-Licensee in the event that the Milestones are not completed as set forth in Schedule 2.  The termination shall be effective upon delivery of the written notice.

22.4
Termination of this Agreement shall be without prejudice to any rights of either Party which may have accrued up to the date of such termination and the rights to terminate this Agreement are not intended to be exclusive but shall be in addition to every other remedy or right now or hereafter existing including the right to recover damages and to a decree requiring any appropriate performance required by this Agreement.

22.5
Subject to Clause 23, in the event of termination of this Agreement for whatever cause, neither the Sub-Licensee nor any liquidator, administrator or administrative receiver thereof shall have any right whatsoever to use, assign, license or otherwise deal in the Technology, the Licensor’s Improvements or any of the rights granted to the Sub-Licensee by this Agreement.

23	CONSEQUENCES OF TERMINATION

23.1
Upon termination of this Agreement either by the Licensor, or at the end of the Term, the Sub-Licensee and Licensor shall respectively return to the other all samples, designs, plans, specifications, research papers, drawings, technical documents and other Know-how in tangible form supplied to it by the other or by its Associates and all copies thereof in its or, in the case of the Sub-Licensee, any of the Sub-Licensee’s Associates’ possession, power or custody or in that of any sub-contractor or Sub-licensee (but subject to any rights (including rights of sub-sub-licensees) preserved pursuant to this Agreement.

23.2
If this Agreement is terminated by the Sub-Licensee under Clause 22.1 then, without prejudice to the respective rights of the Parties, unless the Sub-Licensee gives notice to the contrary within the 30 days after the effective date of such termination, the license granted by this Agreement shall not terminate and this Agreement shall be deemed assigned and shall be novated, with effect on and from the effective date of such termination, by the Licensor to the Master Licensor.  All royalties or other license payments due hereunder to Licensor shall thereafter be payable to Master Licensor.

23.2
In the event the Master License is terminated, the license granted hereunder shall continue and this Agreement shall be deemed novated in favour of the Master Licensor and all royalties or other license payments due under this Agreement in relation to periods starting on or after the effective date of termination of the Master License, shall then be payable to, and paid to, the Master Licensor.   Any and all costs incurred by the Sub-Licensee in connection with any such novation shall be paid by the Licensor and the Sub-Licensee may deduct such costs from any amounts otherwise due from the Sub-Licensee to the Licensor, whether under this Agreement or otherwise.

23.3
Termination of this Agreement or the Master License shall not affect the Parties’ rights or obligations under any of Clauses 13, 17, 18, 19, 23, and 30, or any other provisions of this Agreement which expressly or by their nature or effect are intended to continue beyond termination.

24	NOTICES

24.1
All notices to be given under this Agreement shall be delivered by hand, or sent in writing by first class registered or recorded delivery mail, or fax to the appropriate address shown at the head of this Agreement or to such other address as the Party concerned shall from time to time designate by notice pursuant hereto. Any such notices on the third working day after the same shall have been properly posted; or in the case of hand delivery, e-mail delivery on the day of delivery; or, in case of delivery by fax on the first such working day after the day of transmission by the fax operator provided that in the case of fax transmission the transmitting fax machine generates upon completion of the transmission a transmission report stating that the notice has been duly transmitted without error to the addressee’s fax number, and a copy of such notice is posted to or delivered to the address of the party concerned in accordance with this Clause.

25	ASSIGNMENT AND SUBLICENSING AND THIRD PARTY RIGHTS

25.1	The Sub-Licensee shall not, in whole or in part and whether in law or equity, assign, sub-license, charge, sub-contract or otherwise dispose of any of its rights or obligations under this Agreement.

25.2
Except for the rights granted the University, as provided in Clause 19.10 above, this Agreement may not be enforced by any person who is not a Party and, subject thereto, the Parties confirm that this Agreement is not intended to confer any benefit on any person which may be enforced by that person unless they are a Party. Notwithstanding the foregoing exception, this Agreement may be varied by the Parties in accordance with its terms without the consent of any person who is not a Party. Subject to the foregoing, the rights granted to third parties under the Contracts (Rights of Third Parties) Act 1999 are hereby excluded to the fullest extent permitted by law.

26	WAIVER

26.1
The rights of either Party arising out of any provision of this Agreement or any breach thereof shall not be waived except in writing. Any waiver by either Party of any of its rights under this Agreement or of any breach of this Agreement shall not be construed as a waiver of any other rights or of any other or further breach.

27	AMENDMENTS

27.1	This Agreement may not be amended except by an agreement in writing signed by both Parties.

28	ENTIRE AGREEMENT

28.1
This Agreement shall supersede all previous agreements and arrangements between the Licensor and the Sub-Licensee or their respective predecessors relating to the subject matter hereof, and in so far as they or some of them may still be of effect are hereby declared to have been superseded by this Agreement without claim for compensation or otherwise by either Party but without prejudice to any rights or liabilities accrued before the date hereof.

29	SEVERABILITY

29.1
All agreements and covenants contained herein are severable and in the event of any of them being held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

29.2
In such event the Parties will negotiate in good faith to substitute a provision which has an effect as close to that of the provision omitted as is lawful or valid. If, in relation to any provision which goes to the substance of the this Agreement, the Parties are not able to reach agreement after negotiation in good faith, either Party shall be entitled to terminate this Agreement on written notice to the other.

30	LAW

30.1
This Agreement shall be interpreted and the rights and liabilities of the Parties shall be determined in accordance with the laws of England and the parties agree to submit to the non-exclusive jurisdiction of the English Courts.

30.2
In the event of a dispute or difference arising out of or in connection with this Agreement (other than a dispute or difference subject to expert determination), the Parties shall first use all reasonable endeavours to resolve the dispute or difference by mutual negotiation. If the Parties cannot settle the dispute or difference by the above means, then either Party shall have a right to give one month’s written notice that the matter shall be referred to alternative dispute resolution (“ADR”) under the supervision of the Centre for Effective Dispute Resolution of Princess House, 95 Gresham Street, London, EC2V 7NA (“CEDR”), and the other Party shall not unreasonably refuse to co-operate in making such a reference.

30.3
ADR shall be conducted using a sole mediator (“Neutral”) in or substantially in accordance with CEDR’s recommended agreement for the time being in use. The Neutral should be a CEDR accredited mediator agreed between the Parties, or in default of agreement within 14 (fourteen) days of notice of either Party calling upon the other to engage in ADR, appointed by CEDR.

30.4
The Parties agree to co-operate fully and promptly and in good faith with CEDR or the Neutral in the performance of their obligations under this Clause including without limitation the doing of all such acts and the signing of all such documents as CEDR or the Neutral may reasonably require to give effect hereto, including, without limitation, CEDR’s relevant agreement for the time being.

30.5
ADR shall commence by either Party serving on the other written notice (“ADR Notice”) setting out in summary form the issues in dispute and calling upon that other Party to join in an approach to CEDR for the appointment of the Neutral.

30.6	Unless agreed otherwise in the course of the procedure each Party shall bear its own costs of ADR.

30.7
If and to the extent that after engaging in good faith in ADR the Parties do not resolve the matters in dispute or any of them, all matters remaining in dispute or difference shall be referred to the Courts.

30.8
Either Party before or during any dispute resolution proceedings may apply to a court having jurisdiction for a temporary restraining order or preliminary injunction where such relief is necessary to protect its interests pending completion of the dispute resolution proceedings. The dispute resolution procedure shall not be required for actions for breach of confidentiality or enforcement of intellectual property rights and the Parties may bring such actions in any relevant court.

31	CONDUCT UNDER THE AGREEMENT

31.1	Each Party agrees that it will at all times act in good faith to the other in relation to any matter arising under or in connection with this Agreement.

32	FORCE MAJEURE

32.1
If the performance of this Agreement by a Party (“Affected Party”) is prevented, delayed or otherwise impeded by any event or circumstance; or any series or combination of events and/or circumstances, which reasonably is, or was, outside the control of the Affected Party (“Force Majeure”), then the Affected Party shall not be in breach of this Agreement and such other Party shall have no rights of claim or action (including the right to terminate this Agreement) against the Affected Party in connection therewith.

32.2
In this Agreement, the term “Force Majeure” shall include, but shall not be limited to, acts of war (declared or not); acts of terrorism; acts of government or government agencies; severe weather conditions leading to a general failure of transport and/or other communication systems; general, national or regional strikes affecting workers generally or a particular class or group of workers; earthquakes and other severe, natural phenomena.  Such term shall not include an inability to make payments as they fall due unless such inability is caused by a material failure of the banking system in which case the Party making the payment shall use all reasonable efforts to find an alternative way of making such payment as promptly as possible.

32.3
If performance of any material part of this Agreement is prevented or materially delayed or otherwise impeded by Force Majeure for a period of more than 120 consecutive days or more than a cumulative 150 days in any consecutive 365 days, then either Party shall be free to give notice to the other Party that, unless full performance of this Agreement is recommenced within the next following 15 days, then this Agreement shall be terminated at the end of such 15th day.

33	HEADINGS

33.1	The headings in this Agreement are for reference only and do not limit or affect the interpretation thereof.

AGREED by the Parties through their authorized signatories:

For and on behalf of	For and on behalf of

La Serena Technologies Limited	Sociedad Contractual Minera White Mountain Titanium

/s/ Brian Flower	/s/ Michael P. Kurthanjek
Brian Flower, Managing Director	Michael P. Kurtanjek, President

September 15, 2010	September 15, 2010
Date	Date

Schedule 1

The Patent Applications

Name of Invention	Patent Applications Number(s)	Filing/Priority Date
Chinuka Ltd. “Treatment of Titanium Ores”	UK Patent Application 0913736.5	Filing Date August 6, 2009
Chinuka Ltd. “Treatment of Titanium Ores”	International Patent Application	Filing Date

Schedule 2

Milestones

Milestone

1	Within 1,826 days (5 years) after the Effective Date, cumulative expenditure (capital and/or expense) of $5,000,000 towards the development of the Technology.
2	Minimum royalty payments, pursuant to Clause 6.1 of $200,000 per year with the first of such years starting on and from the day after the 5th anniversary of the Effective Date.
3	Commercial production of Product starting in the year beginning on the day after the 9th anniversary of the Effective Date.

Schedule 3

Escrow Deed
SEE ATTACHED